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                                                                    EXHIBIT 99.1

                      FINISAR [INFINEON TECHNOLOGIES LOGO]

Contact:                                        NEW RELEASE

Steve Workman                                   Ralph Heinrich
Senior VP Finance, Chief Financial Officer      Corporate Communications
Finisar Corporation                             Infineon Technologies
408-542-4102                                    +49 89 234 22404
steve.workman@Finisar.com                       or contacts of Christoph Liedtke

Ed Lamb                                         Dominik Asam
Investor Relations                              VP and Head of IMV
Finisar Corporation                             Infineon Technologies AG
408-542-5050                                    +49(0)89-234-26153
investor.relations@Finisar.com                  investor.relations@Infineon.com

          FINISAR TO ACQUIRE INFINEON FIBER OPTIC TRANSCEIVER BUSINESS;
                INFINEON TO RETAIN POF, PARALLEL OPTICS AND FTTH

SUNNYVALE, CA, Jan. 25, 2005 (Market Wire via COMTEX) -- Finisar Corporation (NASDAQ: FNSR) and Infineon Technologies AG, Munich (FSE/NYSE: IFX) announced today that they have entered into a definitive agreement under which Finisar will acquire certain assets from Infineon's Fiber Optics Business Unit based in Berlin, Germany. Under the terms of the agreement, Finisar will issue 34 million shares for the assets associated with the design, development and manufacture of all optical transceiver products. The acquisition implies a valuation of nearly $50 million based on the closing price of January 21, 2005. The transaction has been approved by Finisar's Board, does not require shareholder or regulatory approval and will close no later than January 31, 2005. Immediately following the close, Infineon will have an equity interest in Finisar of approximately 13%.

The acquisition will involve the transfer of inventory, fixed assets and intellectual property associated with the design and manufacture of fiber optic transceivers including a broad range of 10 gigabit transceiver designs for XPAK, X2, XENPAK and XFP form factors. Infineon will retain ownership of its other businesses consisting of BIDI components for FTTH applications, parallel optical components (PAROLI) and plastic optical fiber (POF) components that are used in automotive applications.

Under separate supply agreements, Infineon will provide Finisar with contract manufacturing services for up to one year following the close.

"This acquisition considerably broadens our customer and product portfolio, particularly our 10Gig product platforms," said Jerry Rawls, Finisar's President and CEO. "We stand ready to fully support Infineon's current customer base and look forward to making this an easy transition for them."

"We are happy to sign this Agreement today with Finisar for the sale of these assets," stated Dr. Ziebart, President and CEO of Infineon Technologies AG. "The transaction supports the ongoing consolidation of the fiber optic market, and is the first major step towards the restructuring of our fiber optic group in order to return to profitability. The POF operations which we retain, complements our automotive strategy and will be now integrated into our Automotive and Industrial Multi Market (AIM) Business Group."

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FINISAR ACQUIRES INFINEON'S FIBER OPTIC TRANSCEIVER BUSINESS
PAGE 2

In the fiscal quarter ended December 31, 2004, Infineon's Fiber Optics Business Unit recorded revenues of nearly $12 million from the sale of optical transceiver products. Finisar expects the acquisition to have a positive impact on its financial results prior to the amortization of any purchased developed technology included in the acquired assets. Further financial information will be provided at Finisar's next regular conference call regarding quarterly financial results currently scheduled for March 3, 2005.

Infineon and Finisar have agreed to release each other from any claims and payments associated with all prior agreements under which Finisar would have acquired Infineon's entire Fiber Optics Business Unit.

Deutsche Bank Securities is acting as sole financial advisor to Finisar. Citibank is acting as a sole financial advisor to Infineon.

ABOUT FINISAR

Finisar Corporation (NASDAQ: FNSR) is a technology leader for fiber optic subsystems and network performance test systems. These products enable high-speed data communications for networking and storage applications over Gigabit Ethernet Local Area Networks (LANs), Fibre Channel Storage Area Networks
(SANs), and Metropolitan Area Networks (MANs) using IP and SONET/SDH-based protocols. The Company's headquarters is in Sunnyvale, California, USA. www.Finisar.com

ABOUT INFINEON

Infineon Technologies AG, Munich, Germany, offers semiconductor and system solutions for the automotive and industrial sectors, for applications in the wired communications markets, secure mobile solutions as well as memory products. With a global presence, Infineon operates in the US from San Jose, CA, in the Asia-Pacific region from Singapore and in Japan from Tokyo. In fiscal year 2004 (ending September), the company achieved sales of Euro 7.19 billion with about 35,600 employees worldwide. Infineon is listed on the DAX index of the Frankfurt Stock Exchange and on the New York Stock Exchange (ticker symbol:
IFX). www.Infineon.com.

SAFE HARBOR UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

Except for statements of historical fact, the statements contained in this press release are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding Finisar's expectations, beliefs, intentions, or strategies regarding the future. All forward-looking statements included in this press release are based upon information available to Finisar as of the date hereof, and Finisar assumes no obligation to update any such forward-looking statements. Forward-looking statements involve risks and uncertainties, which could cause actual results to differ materially from those projected. These uncertainties include risks related to the assimilation and integration of Infineon's Fiber Optic Transceiver Business, as well as risks associated with the rapidly evolving markets for Finisar's products and uncertainty regarding the development of these markets; Finisar's historical dependence on sales to a limited number of customers and fluctuations in the mix of customers in any period; ongoing new product development and introduction of new and enhanced products; the challenges of rapid growth followed by periods of contraction; and intensive competition. Other risks relating to Finisar's business are set forth in Finisar's Annual Report on Form 10-K and other interim reports as filed with the Securities and Exchange Commission.

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